Exhibit 10.57

White Claw Crude Contract Number – WC SFD 2024

This agreement is made between White Claw Crude, LLC (“WCC” and “Buyer”) and Silver Fuels Delhi, LLC. (“SFD” and “Seller”) whereby AG agrees to sell and WCC agrees to buy crude oil under the terms and conditions set forth herein.

This Agreement is effective July 1, 2024, by and between WCC and Mitsui.

1.	Quality:	Denbury Delhi Specification

2.	Quantity:	Up to 40,000 barrels per month

3.	Location:	Denbury Meter at Delhi, LA facility

4.	Price:	Denbury Delhi Posting

5.	Term:	30 Day evergreen

6.	Payment:	Payment shall be made on the 20th of the month following delivery via wire transfer at a bank of seller’s choice. If payment due date falls on a Sunday or Monday banking holiday, payment will be made effected on the following business day. If payment due date falls on a Saturday or a banking holiday other than a Monday, then payment will be affected on the preceding day. Payments subject to netting under WCC/SFD(Vivakor) netting agreement.

7.	Conoco’s General Provisions Domestic Crude Oil Agreements, dated January 1, 2017, are incorporated herein by reference and made a part hereof.

Please acknowledge by return FAX/email your acceptance and agreement of the terms stated herein. Photocopies and faxes of singed copies of this agreement shall have the same force and effect as signed originals. Unless we receive from you written notice of objection within three (3) business days, this agreement shall constitute a final and complete contract binding upon both parties, shall supersede all prior written and oral communications by either party and between the parties regarding the subject matter of this contract and cannot be modified unless in writing.

White Claw Crude, LLC.	Silver Fuels Delhi, LLC

By:	By:

Title:	Title:	Manager

Date:	Date: